EXHIBIT 99
                                                                      ----------

FOR IMMEDIATE RELEASE

For:   MAF Bancorp, Inc.                  Contacts:    Jerry A. Weberling, Chief
       55th Street & Holmes Avenue                     Financial Officer
       Clarendon Hills, IL 60514                       Michael J. Janssen,
                                                       Senior Vice President
       www.mafbancorp.com                              (630) 325-7300

                   MAF BANCORP REPORTS SECOND QUARTER RESULTS
                            OF $.60 PER DILUTED SHARE

Clarendon Hills, Illinois, July 19, 2001 - MAF Bancorp, Inc. (MAFB) announced today that earnings per share for the second quarter ended June 30, 2001 totaled $.60 per diluted share, compared to $.58 per diluted share reported for the quarter ended June 30, 2000. Return on average equity and return on average assets were 14.17% and 1.06%, respectively, in the current quarter compared to 15.43% and 1.12% in last year's comparable period. Cash earnings per share (diluted), which excludes amortization of goodwill and deposit base intangibles, totaled $.64 in the current quarter compared to $.62 in last year's second quarter.

Net interest income remained steady with the level of a year ago, totaling $31.9 million for the current quarter compared to $32.1 million in last year's second quarter. Over the past three months, the net interest margin contracted to 2.56% compared to 2.66% for the quarter ended March 31, 2001. In last year's second quarter, the net interest margin was 2.75%. The drop in the net interest margin was primarily driven by the faster pace at which the Company's loan portfolio has repriced downward, compared to the Company's funding costs. Heavy refinancing activity during the quarter resulted in a higher level of overnight deposits and investment securities and a decline in the overall yield on the loan portfolio. The Company currently expects its net interest margin to moderate in the third quarter and trend upward near the end of 2001 and into 2002, as loan refinancings slow and certificates of deposit and borrowings mature and/or reprice at lower rates. With the heavy loan refinancing activity and related loan sales, interest-earning asset growth continued to be modest. Average interest-earning assets in the current quarter grew to $4.99 billion, compared to $4.67 billion reported for last year's second quarter and $4.90 billion reported for the quarter ended March 31, 2001. The growth in interest-earning assets was primarily attributable to increases in investment securities.

Management currently anticipates that with the steeper yield curve environment, and its corresponding impact on the Company's net interest margin and loan origination activity, earnings for 2001 should be in the range of $2.45-$2.50 per diluted share. This earnings per share range is based in part on estimated pre-tax income from the Company's real estate development operation of $8.5-$9.5 million for 2001.

Loan origination volume totaled a record $693.4 million in the current quarter, up more than 61% from the $429.3 million reported for the second quarter of last year and also higher than the $515.5 million reported for the quarter ended March 31, 2001. Fixed-rate loans remain the preferred choice of customers, a trend that led to substantial loan sale gains in the quarter as the Company generally sells longer-term fixed-rate loans. Given management's current outlook for mortgage interest rates, the Company expects fixed-rate loan origination activity to continue to be strong for the next couple of quarters, leading to continued loan sale gains and little balance sheet growth.

Non-interest income increased 34.3% to $10.5 million in the current quarter, compared to $7.8 million reported in the second quarter of last year. Increases in gains on sales of loans and higher deposit account service fees offset lower income from real estate development operations and lower loan servicing fee income caused by increased amortization expense resulting from higher than projected prepayments of loans serviced for others. The results from the prior year period also included a loss of approximately $700,000 on a sale of a mortgage-backed security.

The Company's real estate development operations contributed $1.3 million to non-interest income in the current quarter, compared to $2.7 million of income reported for the quarter ended June 30, 2000. A total of 33 residential lots were sold in the current period compared to 169 lots in last year's second quarter. All of the sales in the current period were in the Company's Tallgrass of Naperville development. Given the low amount of currently available inventory, the Company expects real estate income in the third quarter of 2001 to be less than $400,000. However, the Company is working on the next phase of the Tallgrass development and expects to sell and close on a number of these new lots prior to the end of the fourth quarter of this year. Assuming no delays in anticipated closings, management expects that pre-tax income from real estate development should be in the range of $8.5-$9.5 million for 2001.

Deposit account service fees totaled $4.1 million for the current quarter, up 32.5% from the $3.1 million reported for the quarter ended June 30, 2000 and up 19.9% from the results in the first quarter of 2001. The continued strong growth in deposit account fee income is driven by both fee increases and expansion of the Bank's checking account base. Checking accounts totaled 122,600 at June 30, 2001, increasing at an annualized rate of 12.5% during the first six months of the current year.

Gains on sales of mortgage loans totaled $1.9 million in the current quarter compared to $147,000 a year ago, as loan sale volume expanded to $373.5 million compared to $73.8 million for the second quarter of last year. Increased prepayment rates in the Bank's loans serviced for others portfolio, due to higher loan refinancings, led to a $63,000 loss in the Company's loan servicing operation compared to loan servicing income of $473,000 last year.

Non-interest expense totaled $20.2 million in the current quarter, compared to $18.0 million reported for the quarter ended June 30, 2000 and $19.9 million for the quarter ended March 31, 2001. Compensation and benefits expense totaled $11.7 million in the current quarter, compared to $10.1 million a year ago. This change was primarily due to normal salary increases, higher benefit costs and increased staffing costs related to the higher loan volume. Office occupancy expense rose $220,000 due primarily to higher utilities and maintenance expenses. Advertising expenses increased $211,000 due to increased spending relating to the Company's branding campaign.

The ratio of total non-interest expense to average assets was 1.55% for the current quarter, compared to 1.47% in last year's second quarter and 1.56% in the first quarter of 2001. The Company's efficiency ratio, a measure of the amount of expense needed to generate each dollar of revenue, was 48.3%. This measure continues to be considerably better than peer group averages. Income tax expense totaled $8.2 million in the current quarter, equal to an effective income tax rate of 37.2%, compared to $7.9 million and an effective tax rate of 36.7% for the quarter ended June 30, 2000.

Asset quality remained excellent during the quarter. Non-performing assets at June 30, 2001 were $17.8 million, or .34% of total assets, compared to $19.2 million or .37% of total assets at March 31, 2001. A year ago, non-performing assets totaled $16.2 million, or .33% of total assets. The Company did not record a provision for loan losses in the current quarter, and recorded $58,000 of net charge-offs during the quarter. The Bank's allowance for loan losses was $18.2 million at June 30, 2001, equal to 110% of total non-performing loans, 102% of total non-performing assets and .44% of total loans receivable. At June 30, 2001, 88% of the Company's loan portfolio consisted of one-to-four family residential mortgage loans.

For the six months ended June 30, 2001, net income totaled $28.0 million compared to $26.8 million for the comparable period last year. Earnings per share increased to $1.20 per diluted share compared to $1.13 per diluted share, an increase of 6.2%. Return on average equity was 14.30% for the current six-month period and return on average assets was 1.08%.

Net interest income totaled $64.3 million for the first six months of 2001, compared to the $62.6 million reported for the first six months of 2000. The net interest margin declined to 2.61% in the current six-month period compared to 2.73% a year ago, while average interest-earning assets expanded by 7.8% to $4.94 billion from $4.59 billion last year.

Non-interest income increased by $4.8 million, or 30.7%, for the first six months of 2001 compared to 2000. This increase was due to higher gains on sales of loans and increased deposit account service fees, which were partially offset by lower income from real estate development operations and loan servicing fees. Non-interest expenses increased by $4.5 million, or 12.6%, due in part to increased costs associated with additional branch locations and the much higher loan volume, and from increased marketing costs relating to an expansion of the Company's branding campaign. This initiative, along with heavier print advertising for deposit products, has been instrumental in increasing total deposits and new retail checking account openings.

Total assets decreased to $5.23 billion at June 30, 2001, down $32.4 million from the $5.26 billion reported at March 31, 2001. The decline in assets during the three-month period was attributable to a decrease in loans receivable of $152.1 million as lower mortgage interest rates led to heavy prepayments and higher loan sales. The balance of loans receivable at June 30, 2001 stood at $4.21 billion. Deposit balances grew by $58.1 million in the quarter, totaling $3.13 billion at June 30, 2001 compared to $3.07 billion at March 31, 2001. This marked the third consecutive quarter of strong deposit growth.

Borrowed funds declined by $84.0 million to $1.60 billion at June 30, 2001, compared to $1.68 billion at March 31, 2001, due to an increase in deposits. Total stockholders' equity was $394.9 million at June 30, 2001, resulting in a stated book value per share of $17.55 and a tangible book value per share of $14.59. The Company repurchased 243,200 shares of its common stock during the current quarter at an average price of $26.71 per share. The Bank's tangible, core and risk-based capital percentages of 6.47%, 6.47% and 11.95%, respectively, at June 30, 2001 exceeded all minimum regulatory requirements.

On July 5, 2001, the Company announced that it had agreed to acquire privately-held Mid Town Bancorp, Inc., based in Chicago. Mid Town with assets of $322 million and deposits of $283 million at March 31, 2000, will add four offices to the Company's Chicago region. The transaction is subject to regulatory approval and the approval of Mid Town's shareholders. The Company expects the transaction to close in the fourth quarter of 2001.

                                Outlook for 2002
                                ----------------

In providing its first outlook for next year, the Company indicated it currently expects earnings per share for 2002 in the range of $2.65-$2.75 per diluted share. The projected earnings per share results for 2002 assume the completion of the Mid Town acquisition in the fourth quarter of 2001. The earnings per share estimate is also based on current accounting for purchase transactions, which requires goodwill to be amortized through the income statement. The estimate does not reflect the provisions of Financial Accounting Standards Board Statement 141, "Business Combinations" or Statement 142, "Goodwill and Other Intangible Assets," which are expected to be issued in late July 2001.

The Company's 2002 projections assume a favorable interest rate environment in 2002, which is expected to result in an increase in the interest rate spread and a corresponding improvement in both the net interest margin and overall net interest income next year. The Company indicated it was looking for its real estate development operation to contribute approximately $9.5-$11.5 million in pre-tax earnings next year and also to report continued strong growth in fee income. The projections also assume housing and mortgage activity in the Bank's markets will remain strong.

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank operates a network of 27 retail banking offices primarily in Chicago and its western suburbs. The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.

                           Forward-Looking Information
                           ---------------------------

Statements contained in this news release that are not historical facts constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "plan," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future. Factors which could have a material adverse effect on the operations and could affect the outlook or future prospects of the Company and its subsidiaries include, but are not limited to, unanticipated changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company's or Mid Town Bancorp's loan or investment portfolios, demand for loan products, secondary mortgage market conditions, deposit flows, competition, demand for financial services and residential real estate in the Company's market area, unanticipated slowdowns in real estate lot sales or problems in closing pending real estate contracts, delays in real estate development projects, higher than anticipated costs, or lower than the anticipated revenues, associated with the Mid Town Bancorp acquisition or the possible short-term dilutive effect of other potential acquisitions, if any, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

      NOTE: The following notice is included to meet certain legal requirements.
      --------------------------------------------------------------------------

The Company will be filing a proxy statement/prospectus and other documents regarding the proposed transaction with Mid Town Bancorp, Inc. with the Securities and Exchange Commission. Mid Town shareholders are urged to read the proxy statement/prospectus when it becomes available, because it will contain important information about the Company and Mid Town Bancorp, Inc., and the proposed transaction. When available, copies of this proxy statement/prospectus will be mailed to Mid Town shareholders ,and it and other documents filed by the Company with the SEC may be obtained free of charge at the SEC's web site at http://www.sec.gov, or by directing a request to the Company at 55th Street & Holmes Avenue, Clarendon Hills, IL 60514.

                           MAF BANCORP, INC. AND SUBSIDIARIES
                            STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)

                                                                 THREE MONTHS ENDED            SIX MONTHS ENDED
                                                                      JUNE 30,                     JUNE 30,
                                                                2001           2000           2001           2000
                                                                ----           ----           ----           ----
                                                                    (UNAUDITED)                   (UNAUDITED)
Interest income........................................        $87,907        $84,631       $177,054       $164,722
Interest expense.......................................         56,056         52,570        112,705        102,118
                                                               -------        -------       --------       --------
   Net interest income.................................         31,851         32,061         64,349         62,604
Provision for loan losses..............................             -             300              -            600
                                                               -------        -------       --------       --------
   Net interest income after provision for loan losses.         31,851         31,761         64,349         62,004
Non-interest income:
   Gain (loss) on sale of:
      Loans receivable held for sale...................          1,906            147          2,597            204
      Mortgage-backed securities.......................              -           (700)             -           (700)
      Investment securities............................            390              -            560            133
      Foreclosed real estate...........................            147            132            322            204
   Income from real estate operations..................          1,321          2,701          4,670          5,176
   Deposit account service charges.....................          4,107          3,100          7,533          5,670
   Loan servicing fee income...........................            (63)           473           (326)         1,029
   Brokerage commissions...............................            637            476          1,182          1,154
   Other...............................................          2,056          1,489          3,822          2,707
                                                               -------        -------       --------       --------
      Total non-interest income........................         10,501          7,818         20,360         15,577
Non-interest expense:
   Compensation and benefits...........................         11,704         10,112         23,045         20,257
   Office occupancy and equipment......................          2,210          1,990          4,434          3,905
   Federal deposit insurance premiums..................            147            149            302            296
   Data processing.....................................            746            736          1,510          1,452
   Advertising and promotion...........................          1,099            888          2,347          1,890
   Amortization of goodwill............................            811            811          1,622          1,495
   Amortization of core deposit intangibles............            319            373            659            649
   Other...............................................          3,211          2,938          6,276          5,739
                                                               -------        -------       --------       --------
      Total non-interest expense.......................         20,247         17,997         40,195         35,683
                                                               -------        -------       --------       --------
      Income before income taxes.......................         22,105         21,582         44,514         41,898
Income taxes...........................................          8,225          7,911         16,556         15,118
                                                               -------        -------       --------       --------
      Net income.......................................        $13,880        $13,671         27,958         26,780
                                                               =======        =======       ========       ========
Basic earnings per share...............................        $   .61        $   .59           1.23           1.14
                                                               =======        =======       ========       ========
Diluted earnings per share.............................            .60            .58           1.20           1.13
                                                               =======        =======       ========       ========

                       MAF BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in thousands)

                                                                                    JUNE 30,          DECEMBER 31,
                                   ASSETS                                             2001                2000
                                   ------                                         -----------         ------------
                                                                                  (UNAUDITED)
Cash and due from banks...................................................        $   94,491          $   77,860
Interest-bearing deposits.................................................            52,128              53,392
Federal funds sold........................................................           144,367             139,268
Investment securities, at cost (fair value of $13,290 at December 31,
   2000)..................................................................                 -              12,633
Investment securities available for sale, at fair value...................           283,764             174,494
Stock in Federal Home Loan Bank of Chicago, at cost.......................           117,968              84,775
Mortgage-backed securities, at amortized cost (fair value of  $79,137 at
   December 31, 2000).....................................................                 -              80,301
Mortgage-backed securities available for sale, at fair value..............           103,254              24,084
Loans receivable held for sale............................................            87,036              41,074
Loans receivable, net of allowance for losses of $18,221 and $18,258......         4,126,468           4,287,040
Accrued interest receivable...............................................            27,859              27,888
Foreclosed real estate....................................................             1,260               1,808
Real estate held for development or sale..................................             7,721              12,643
Premises and equipment, net...............................................            50,144              48,904
Other assets..............................................................            66,482              60,560
Intangible assets, net of accumulated amortization of $17,311 and $15,030.            66,583              68,864
                                                                                  ----------          ----------
                                                                                  $5,229,525          $5,195,588
                                                                                  ==========          ==========
Liabilities and Stockholders' Equity
Liabilities:
Deposits..................................................................        $3,125,251          $2,974,213
Borrowed funds............................................................         1,600,900           1,728,900
Advances by borrowers for taxes and insurance.............................            38,992              38,354
Accrued expenses and other liabilities....................................            69,523              66,392
                                                                                  ----------          ----------
Total liabilities.........................................................         4,834,666           4,807,859
                                                                                  ----------          ----------
Stockholders' equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none
   outstanding............................................................                 -                   -
Common stock, $.01 par value; 80,000,000 shares authorized; 25,420,650
   shares issued; 22,504,396 and 23,110,022 shares outstanding............               254                 254
Additional paid-in capital................................................           198,144             198,068
Retained earnings, substantially restricted...............................           260,712             237,867
Stock in Gain Deferral Plan; 223,453 shares...............................               511                 511
Accumulated other comprehensive income, net of tax........................             1,993               1,435
Treasury stock, at cost; 3,139,707 and 2,534,081 shares...................           (66,755)            (50,406)
                                                                                  -----------         -----------
Total stockholders' equity................................................           394,859             387,729
                                                                                  -----------         -----------
                                                                                  $5,229,525          $5,195,588
                                                                                  ===========         ===========

                       MAF BANCORP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
                        (In thousands, except share data)

                                                        JUNE 30        DECEMBER 31,        JUNE 30,
                                                         2001             2000               2000
                                                        -------        ------------        --------
Book value per share..........................             $17.55           $16.78            $15.51
Tangible book value per share.................              14.59            13.80             12.44
Stockholders' equity to total assets..........              7.55%            7.46%             7.19%
Tangible capital ratio (Bank only)............               6.47             6.32              6.03
Core capital ratio (Bank only)................               6.47             6.32              6.03
Risk-based capital ratio (Bank only)..........              11.95            11.98             11.59
Common shares outstanding:
   Actual.....................................         22,504,396       23,110,022        23,158,787
   Basic (weighted average)...................         22,585,594       23,097,972        23,245,139
   Diluted (weighted average).................         23,087,008       23,455,319        23,518,493
Non-performing loans..........................            $16,580          $16,709           $15,262
Non-performing assets.........................             17,840           18,517            16,243
Allowance for loan losses.....................             18,221           18,258            17,870
Non-performing loans to total loans...........                .40%             .39%              .36%
Non-performing assets to total assets.........                .34              .36               .33
Allowance for loan losses to total loans......                .44              .42               .43
Mortgage loans serviced for others............         $1,117,886         $785,350        $1,247,136

                                                        THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                             JUNE 30,                          JUNE 30,
                                                        2001             2000             2001             2000
                                                        ---------------------             ---------------------
Average balance data:
   Total assets...............................       $5,214,100       $4,903,009       $5,171,614       $4,817,044
   Loans receivable...........................        4,344,926        4,118,049        4,356,519        4,034,245
   Interest-earning assets....................        4,990,504        4,668,637        4,944,829        4,588,169
   Deposits...................................        2,913,615        2,700,355        2,876,704        2,641,760
   Interest-bearing liabilities...............        4,552,779        4,325,660        4,526,019        4,249,779
   Stockholders' equity.......................          391,830          354,494          391,004          353,406
Performance ratios (annualized):
   Return on average assets...................             1.06%            1.12%            1.08%            1.11%
   Return on average equity...................            14.17            15.43            14.30            15.16
   Average yield on interest-earning assets...             7.06             7.26             7.17             7.19
   Average cost of interest-bearing
      liabilities.............................             4.94             4.87             5.03             4.82
   Interest rate spread.......................             2.12             2.39             2.14             2.37
   Net interest margin........................             2.56             2.75             2.61             2.73
   Average interest-earning assets to average
      interest-bearing liabilities............           109.61%          107.93           109.25           107.96
   Non-interest expense to average assets.....             1.55             1.47             1.55             1.48
   Non-interest expense to average assets and
      loans serviced for others...............             1.32             1.17             1.33             1.18
   Efficiency ratio...........................            48.25            44.35            47.77            45.31
Loan originations and purchases...............         $693,380         $429,323       $1,208,835         $736,229
Loans and mortgage-backed securities sold.....          373,454           73,772          499,791          109,484
Cash dividends declared per share.............              .12              .10              .22              .19